Exhibit 99.3



                             [Caesars Letterhead]




                                                          October 13, 2004



Clive S. Cummis, Esq.
c/o Caesars Entertainment, Inc.
3930 Howard Hughes Parkway
Las Vegas, Nevada  89109

Re:      Amendment to Agreement Dated as of December 31, 2001

Dear Clive:

In consideration of the terms and conditions contained in the referenced agreement, Caesars Entertainment, Inc. f/k/a Park Place Entertainment Corporation ("the Company") and you, as Senior Advisor to the Chief Executive Officer, hereby amend said agreement as follows:

1. Paragraph 1 of Part I shall be deleted and replaced in its entirety with the following:

         The Company and Cummis are party to that certain Employment Agreement entered into as of January 1, 1999, which expires on December 31, 2002 (the "Prior Agreement"). The Company and Cummis have mutually agreed that Cummis will resign his executive officer positions with the Company, effective as of December 31, 2001 and that Cummis will transition out of his duties and employment over a period beginning on January 1, 2002 and ending with Cummis retiring from employment on the earlier of (a) December 31, 2005 or (b) 180 days after the consummation of the merger by and among the Company, Harrah's Entertainment, inc. and Harrah's Operating Company pursuant to the merger agreement dated July 14, 2004 (the earlier of (a) and (b) being referred to as the "Retirement Date").

2. The reference in Paragraph 2(a) of Part II to the "Resignation Date" shall be deleted and replaced with the term "Retirement Date."

3. Paragraph 2(b) of Part II shall be deleted and replaced in its entirety with the following:

         In full and complete satisfaction of all obligations of the Company under the Prior Agreement, the sum of $1,464,000 payable in equal bi-weekly installments from January 1, 2002 through December 31, 2004.



All other terms and conditions of the referenced agreement shall remain unchanged.

                                            Very truly yours,


                                            /s/ Wallace R. Barr
                                            ------------------------------------
                                            Wallace R. Barr,
                                            President and Chief Executive
                                            Officer

Agreed to:


/s/  Clive S. Cummis
----------------------------
Clive S. Cummis


Dated 10/19/2004